Exhibit 99.1

FOR IMMEDIATE RELEASE

21ST CENTURY FOX ANNOUNCES INTENTION TO DISPOSE OF ITS

STAKE IN SKY

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

New York, NY – 26 September, 2018 — 21st Century Fox (“21CF”) announced today that it intends to either accept the recommended revised cash offer by Comcast Corporation (“Comcast”) for the entire issued and to be issued share capital of Sky plc (“Sky”) at a price of £17.28 for each Sky share (the “Comcast Offer”) in respect of the 21CF’s existing stake or sell 21CF’s existing stake to Comcast at the Comcast Offer price. Disney has consented to 21CF’s decision to either accept the Comcast Offer in respect of 21CF’s existing stake or sell its existing stake to Comcast. The Comcast Offer values 21CF’s existing shareholding in Sky of 672,783,139 Sky Shares at £11.6 billion (more than US$15 billion at current value). A copy of 21CF’s full announcement is available here.

21CF has also issued the following statement:

“In light of the premium Comcast has agreed to pay for Sky, we and Disney have decided to sell 21CF’s existing 39% holding in Sky to Comcast. We congratulate Comcast on their pending acquisition.

We are proud of the role our company has played in building Sky, and of the outstanding value we have delivered for shareholders of 21CF and Sky, and customers across Europe.

When we launched Sky in 1989 it was four channels produced from a prefab structure in an industrial park on the fringes of west London. We bet — and almost lost — the farm on launching a business that many didn’t think was such a good idea. Today, Sky is Europe’s leading entertainment company and a world-class example of a customer-driven enterprise. This achievement would not have been possible without decades of entrepreneurial risk-taking and the commitment of thousands of colleagues, creators and dreamers. For nearly 30 years we have invested to create a dynamic and exciting business that has produced excellent returns for shareholders and has become one of the most admired companies in Europe.

We have provided greater choice and better value for families across Europe, and we have created more than 31,000 jobs across the continent. Today, Sky brings customers better TV than ever before and better entertainment experiences than many ever thought possible.

We are grateful to our exceptional colleagues at Sky for creating this unique and outstanding company and wish them continued success.”

Publication on Website

This announcement will be made available free of charge, subject to certain restrictions in relation to persons resident in Restricted Jurisdictions, at www.21CF-offer-for-Sky.com by no later than 12 noon (London time) on the day after the announcement is made.

Neither the content of any website referred to in this announcement nor the content of any website accessible from hyperlinks is incorporated into, or forms part of, this announcement.

For further information, please contact:

Investors:

Reed Nolte: + 1 212-852-7092          rnolte@21cf.com

Mike Petrie: + 1 212-852-7130         mpetrie@21cf.com

Media:

Julie Henderson: + 1 310-369-0773                     jhenderson@21cf.com

Nathaniel Brown: + 1 212-852-7746                   nbrown@21cf.com

Miranda Higham: + 44 (0) 20 7019-5632            mhigham@21cf.com

About 21st Century Fox

21st Century Fox is one of the world’s leading portfolios of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Regional Networks, National Geographic Channels, Star India, 28 local television stations in the U.S. and more than 350 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50 per cent ownership interest in Endemol Shine Group. 21st Century Fox also holds approximately 39.1 per cent of the issued shares of Sky, Europe’s leading entertainment company, which serves nearly 23 million households across five countries. For more information about 21st Century Fox, please visit www.21CF.com.

Further information

This announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation, or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval of an offer to buy securities in any jurisdiction pursuant to the Acquisition or otherwise.

Overseas jurisdictions

The release, publication or distribution of this announcement in, and the availability of the 21CF Offer to persons who are residents, citizens, or nationals of jurisdictions other than the UK may be restricted by law and therefore any persons who are subject to the laws and/or regulations of any jurisdiction other than the UK should inform themselves about, and observe, any applicable restrictions and legal and regulatory requirements.

Sky Shareholders who are in any doubt regarding such matters should consult an appropriate independent advisor in the relevant jurisdiction without delay. Any failure to comply with such restrictions and/or requirements may constitute a violation of the laws and/or regulations of any such jurisdiction.

This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the UK.

Cautionary Notes on Forward Looking Statements

This announcement may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could affect future results are contained in 21CF’s filings with the Securities and Exchange Commission. The “forward-looking statements” included in this announcement are made only as of the date of this announcement and 21CF does not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.